Continental Materials Corporation Reports Unaudited Second Quarter Results

CHICAGO, IL -- (Marketwire - August 16, 2011) - Continental Materials Corporation (NYSE Amex: CUO) today reported a net loss of $62,000 or 2 cents per diluted share for the second quarter ended July 2, 2011 compared to net income of $493,000 or 31 cents per diluted share for the second quarter ended July 3, 2010.

Consolidated sales in the second quarter of 2011 were $27,975,000 or $3,775,000 (11.9%) less than the second quarter of 2010. Sales in the Evaporative Cooling segment were slightly higher than the prior year quarter while the Company's three other segments experienced a decline in sales. Sales in the second quarter of 2010 in the Concrete, Aggregates and Construction Supplies (CACS) segment were bolstered by a large ready mix concrete job at Fort Carson just south of Colorado Springs. A similarly sized project was not available in the second quarter or first half of 2011. The consolidated operating income declined from $1,497,000 during the second quarter of 2010 to $83,000 during the second quarter of 2011. The CACS segment experienced a significant decrease in its operating results compared to the second quarter of 2010 primarily due to the decreased volume. Operating income improved in the Door Segment and the Heating and Cooling Segment while holding steady in the Evaporative Cooling segment. Consolidated selling and administrative expenses were $80,000 higher in the 2011 quarter compared to the prior year due to litigation expenses associated with the Pikeview insurance claim and expenses associated with the new business venture, Williams EcoLogix, Inc. which combined, exceeded the cost reductions instituted by the Heating and Cooling segment. Consolidated selling and administrative expenses, as a percentage of consolidated sales, increased from 15.7% to 18.1% reflecting the expenses mentioned above and the lower revenues.

Interest expense in the second quarter of 2011 was approximately $84,000 lower compared to the comparable quarter of 2010. Reduced interest rates under a revised credit agreement and lower outstanding borrowings resulted in the lower interest costs. The average interest rate in the second quarter of 2011 was approximately 5.35% compared to approximately 6.9% in the second quarter of 2010. Average total outstanding indebtedness was approximately $12,560,000 in 2011 compared to approximately $14,495,000 in 2010. The reduction in outstanding indebtedness primarily reflects lower outstanding term debt resulting from scheduled principal repayments.

Consolidated sales in the first half of 2011 were $52,743,000, 4.8% less than sales in the first six months of 2010. As previously noted, sales results at three of the four Company's business segments were lower in the first half of 2011. Only the Evaporative Cooling segment realized increased revenues. The operating loss for the first half of 2011 was $1,538,000 compared to a loss of $543,000 in 2010. The CACS segment experienced a substantial drop in its operating results due to the decline in sales as noted in the discussion of the second quarter's results above. The operating results in the Heating and Cooling and the Evaporative Cooling segments improved while the Door segment reported a decline in operating results in line with its lower sales.

Interest expense in the first six months of 2011 was approximately $120,000 lower compared to the comparable period of 2010 due to the same reasons noted above in the discussion of the second quarter.

Income taxes are recorded based upon the effective rate for the year as estimated at the end of each quarter.

CAUTIONARY STATEMENT-- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended January 2, 2010 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                     CONTINENTAL MATERIALS CORPORATION
                       SUMMARY OF SALES AND EARNINGS
                                (Unaudited)

                         Three Months Ended           Six Months Ended
                        July 2,       July 3,       July 2,       July 3,
                         2011          2010          2011          2010
                     ------------  ------------  ------------  ------------

Sales                $ 27,975,000  $ 31,750,000  $ 52,743,000  $ 55,391,000

Operating income
 (loss)                    83,000     1,497,000    (1,538,000)     (543,000)

Interest expense,
 net                     (161,000)     (245,000)     (405,000)     (525,000)

Other income, net          10,000        13,000        25,000        24,000
                     ------------  ------------  ------------  ------------

Income (loss) from
 continuing
 operations before
 income taxes             (68,000)    1,265,000    (1,918,000)   (1,044,000)

Provision (benefit)
 for income taxes         (42,000)      700,000      (681,000)     (167,000)
                     ------------  ------------  ------------  ------------

Net income (loss)
 from continuing
 operations               (26,000)      565,000    (1,237,000)     (877,000)

Loss from
 discontinued
 operation net of
 income tax benefit
 (provision)              (36,000)      (72,000)      (38,000)      (88,000)
                     ------------  ------------  ------------  ------------

Net income (loss)    $    (62,000) $    493,000  $ (1,275,000) $   (965,000)
                     ============  ============  ============  ============

Net income (loss)
 per basic and
 diluted share:
  Continuing
   operations        $       (.02) $        .35  $       (.77) $       (.55)
  Discontinued
   operations                (.02)         (.04)         (.02)         (.05)
                     ------------  ------------  ------------  ------------
  Net income (loss)
   per basic and
   diluted share           $ (.04)        $ .31        $ (.79)       $ (.60)
                     ============  ============  ============  ============

Average shares
 outstanding            1,611,000     1,599,000     1,611,000     1,599,000
                     ============  ============  ============  ============

Contact:
Mark S. Nichter
(312) 541-7207